Exhibit 99.1

Investor Contact:	Marisa Jacobs, Crocs, Inc.
(303) 848-7322
mjacobs@crocs.com

Media Contact:	Ryan Roccaforte, Crocs, Inc.
(303) 848-7116
rroccaforte@cros.com

Crocs, Inc. Reports Fourth Quarter and Full Year 2018 Results;
Fourth Quarter Revenues Increased 8.5%; 2018 Revenues Increased 6.3% and
Income from Operations Increased 263.1%;
Raises 2019 Revenue Guidance
____________________

NIWOT, COLORADO — February 28, 2019 — Crocs, Inc. (NASDAQ: CROX) a world leader in innovative casual footwear for men, women, and children, today announced its fourth quarter and full year 2018 financial results.

Andrew Rees, President and Chief Executive Officer, said, "Our fourth quarter results contributed to what was a very successful year. We had record revenues in many key markets, with the U.S. market leading the way. We have hit multi-year highs in revenues and gross margin, while at the same time significantly reducing our SG&A run rate. Global demand for our brand remains strong, and as a result, we anticipate delivering revenue growth of 5% to 7% in 2019.”

Fourth Quarter 2018 Operating Results:

•
Revenues were $216.0 million, growing 8.5% over the fourth quarter of 2017, or 11.3% on a constant currency basis. Store closures and business model changes reduced our revenues by approximately $7 million. Our wholesale business grew 9.7%, our e-commerce businesses grew 18.9% and our retail comparable store sales grew 13.4%.

•
Gross margin was 46.2%, an increase of 80 basis points over last year's fourth quarter. This increase was driven by strong sales of high-margin clogs, the strength of our direct-to-consumer business and a disciplined approach to promotions.

•
Selling, general and administrative expenses (“SG&A”) were $113.8 million compared to $120.7 million in the fourth quarter of 2017. As a percent of revenues, SG&A improved 790 basis points to 52.7% as we continued to take costs out of the business and leverage expenses. Fourth quarter 2018 results included $4.6 million of non-recurring charges compared to $9.4 million in the fourth quarter of 2017. Our adjusted SG&A as a percent of revenues was 50.6% in the fourth quarter of 2018, an improvement of 530 basis points over the fourth quarter of 2017, as detailed on the 'Non-GAAP selling, general and administrative expenses reconciliation' schedule below.

•
Loss from operations declined 54.1%, coming in at $13.9 million compared to $30.4 million in the fourth quarter of 2017. Excluding non-recurring SG&A charges, our adjusted loss from operations declined 55.3% to $9.4 million, as detailed on the 'Non-GAAP income (loss) from operations and operating margin reconciliation' schedule below.

•
Net loss attributable to common stockholders, primarily related to the December 2018 repurchase and conversion of the Company’s preferred stock (“the Blackstone Transaction”) previously owned by Blackstone Capital Partners VI L.P. and certain of its affiliates and transferees (“Blackstone”), was $118.7 million compared to $28.3 million in the fourth quarter of 2017. After adjusting for non-recurring SG&A charges in the fourth quarters of 2018 and 2017, and for the non-recurring accounting adjustments related to the Blackstone Transaction, our non-GAAP net loss attributable to common stockholders were $7.7 million and $18.9 million in the fourth quarters of 2018 and 2017, respectively, as detailed on the 'Non-GAAP earnings per share reconciliation' schedule below.

•
Our diluted net loss per common share was $1.72 for the fourth quarter of 2018, compared to a diluted net loss per common share of $0.41 in the fourth quarter of 2017. After adjusting for non-recurring SG&A and the Blackstone Transaction, our non-GAAP diluted net loss per common share was $0.10, compared to a non-GAAP diluted net loss per common share of $0.27 in the fourth quarter of 2017, as detailed on the 'Non-GAAP earnings per share reconciliation' schedule below.

2018 Operating Results:

•
Revenues were $1,088.2 million, growing 6.3% over 2017, or 5.2% on a constant currency basis. Store closures and business model changes reduced our revenues by approximately $60 million. Our wholesale business grew 7.8%, our e-commerce business grew 22.5% and our retail comparable store sales grew 10.8%.

•	Gross margin was 51.5%, an increase of 100 basis points over 2017.

•
SG&A was $497.2 million compared to $499.9 million in the prior year. Results for 2018 included $21.1 million of non-recurring charges compared to $17.0 million in 2017. As a percent of revenues, SG&A improved 310 basis points to 45.7%. Excluding non-recurring charges, adjusted SG&A as a percent of revenues was 43.8%, an improvement of 340 basis points over 2017, as detailed on the 'Non-GAAP selling, general and administrative expenses reconciliation' schedule below.

•
Income from operations grew 263.1%, coming in at $62.9 million compared to $17.3 million in 2017, and the operating margin was 5.8%, compared to 1.7% in 2017. Excluding non-recurring SG&A charges, adjusted income from operations grew 144.8% to $84.0 million, as detailed on the 'Non-GAAP income (loss) from operations and operating margin reconciliation' schedule below. Adjusted operating margin for 2018 was 7.7% compared to 3.4% in 2017, as detailed on the 'Non-GAAP income (loss) from operations and operating margin reconciliation'.

•
Net loss attributable to common stockholders was $69.2 million, compared to $5.3 million in 2017. After adjusting for the non-recurring SG&A charges and accounting adjustments relating to the Blackstone Transaction, our non-GAAP net income attributable to common stockholders was $65.9 million and $9.8 million in 2018 and 2017 respectively, as detailed on the 'Non-GAAP earnings per share reconciliation' schedule below.

•
Our diluted net loss per common share was $1.01 in 2018 as a result of the accounting adjustments related to the Blackstone Transaction. Diluted net loss per common share was $0.07 in 2017. Our non-GAAP diluted net income per common share was $0.86 compared to $0.13 in 2017, as detailed on the 'Non-GAAP earnings per share reconciliation' schedule below.

Balance Sheet and Cash Flow Highlights:

•	Cash provided by operating activities increased 16.2% to $114.2 million during 2018 compared to $98.3 million during 2017.

•
Cash and cash equivalents were $123.4 million as of December 31, 2018 compared to $172.1 million as of December 31, 2017. During the fourth quarter of 2018, the Company repurchased shares of its common stock on the open market and shares of its preferred stock pursuant to the Blackstone Transaction.

•	Inventory declined 4.5% to $124.5 million as of December 31, 2018 compared to $130.3 million as of December 31, 2017, reflecting strong fourth quarter performance.

•	Cash paid for capital expenditures for 2018 was $12.0 million compared to $13.1 million in 2017.

•
At December 31, 2018, there were $120.0 million in borrowings outstanding on the $250 million credit facility. During the first quarter of 2019, our borrowing capacity on the credit facility was increased to $300 million.

Share Repurchase Activity and the Blackstone Transaction:

During the fourth quarter of 2018, the Company repurchased 1.2 million shares of its common stock for $26.1 million, at an average price of $21.05 per share. For the full year, the Company repurchased 3.6 million shares of its common stock for $63.1 million, at an average price of $17.44 per share. At year end, $156 million of the Company’s $500 million share repurchase authorization remained available for future repurchases.

In December 2018, in connection with the Blackstone Transaction, the Company repurchased half of its outstanding Series A Convertible Preferred Stock (the “Preferred Shares”), representing approximately 6.9 million common shares on an as-converted basis, for $183.7 million, or $26.64 per share. In addition, the Company paid Blackstone a one-time additional payment of $15.0 million to induce the conversion of the remaining Preferred Shares into approximately 6.9 million shares of the Company’s common stock.

Distribution Center Investment:

The Company has begun to invest in a new distribution center in Dayton, Ohio.  By the end of 2019, this new facility is expected to completely replace the Company’s existing facility located outside of Los Angeles, California. The new distribution center will be approximately 40% larger than our existing facility, and includes automation, which the Company expects will increase throughput by approximately 50%. Its central location will also significantly improve delivery times to customers. This project is contingent upon the approval of state and local incentives. Further details relating to expected capital expenditures and gross margin impact are presented below.

Financial Outlook:

Full Year 2019:

With respect to 2019, the Company expects:

•
Revenues to be up 5% to 7% over 2018 revenues of $1,088.2 million. The Company anticipates 2019 revenues will be negatively impacted by approximately $20 million resulting from store closures and approximately $20 million of currency changes.

•
Gross margin of approximately 49.5% compared to 51.5% in 2018. The projected decline reflects our expectations for (i) higher freight costs; (ii) reduced purchasing power associated with the strengthening of the U.S. dollar; and (iii) non-recurring charges relating to the Company’s new distribution center, which are expected to reduce gross margin by approximately 100 basis points.

•
SG&A to be approximately 41% of revenues. This includes non-recurring charges of $3 to $5 million related to various cost reduction initiatives. In 2018, SG&A was 45.7% of revenues and included $21.1 million of non-recurring charges.

•
An operating margin of approximately 8.5% which includes non-recurring charges associated with our new distribution center and SG&A cost reduction initiatives. Excluding those non-recurring charges, we expect to achieve our interim target of a low double digit operating margin.

•
Capital expenditures to be approximately $65 million, compared to $12.0 million in 2018. The new distribution center will account for approximately $35 million of the total. The remainder relates to information technology and infrastructure projects, some of which were deferred from 2018, along with routine capital expenditures.

First Quarter 2019:

With respect to the first quarter of 2019, the Company expects:

•
Revenues to be between $280 and $290 million compared to $283.1 million in the first quarter of 2018. The Company anticipates revenues for the first quarter of 2019 will be negatively impacted by approximately $6 million due to store closures and by approximately $10 million due to currency changes. Revenues are also expected to be impacted by strong demand in last year's fourth quarter, which constricted inventory available for certain at-once orders, as well as the timing of Easter.

•
Gross margin to be approximately 45.5% compared to 49.4% in the first quarter of 2018. This decline reflects four things: (i) higher freight costs, including air freight to replenish fast selling items; (ii) the negative impact of the stronger U.S. Dollar; (iii) the late Easter, causing higher direct-to-consumer sales associated with the holiday to shift into the second quarter; and (iv) non-recurring charges relating to the new distribution center that will reduce gross margin by approximately 50 basis points.

•
SG&A to be between 37% and 38% of revenues. This includes non-recurring charges of approximately $1 million related to various cost reduction initiatives. In the first quarter of 2018, SG&A was 40.2% of revenues and included $2.5 million of non-recurring charges.

Conference Call Information:

A conference call to discuss fourth quarter 2018 results is scheduled for today, Thursday, February 28, 2019, at 8:30 a.m. EST. The call participation number is (877) 790-7808. A replay of the conference call will be available approximately two hours after the completion of the call at (800) 585-8367. International participants can dial (647) 689-5638 to take part in the conference call, and can access a replay of the call at (416) 621-4642. All of the above calls will require the input of the conference identification number 7398337. The call will also be streamed live on the Crocs website, www.crocs.com, and that audio recording will be available at www.crocs.com through February 28, 2020.

About Crocs, Inc.:

Crocs, Inc. (Nasdaq: CROX) is a world leader in innovative casual footwear for women, men, and children, combining comfort and style with a value that consumers know and love. The vast majority of shoes within Crocs’ collection contains Croslite™ material, a proprietary, molded footwear technology, delivering extraordinary comfort with each step.

In 2019, Crocs declares that expressing yourself and being comfortable are not mutually exclusive. To learn more about Crocs or our global Come As You Are™ campaign, please visit www.crocs.com or follow @Crocs on Facebook, Instagram and Twitter.

Forward Looking Statements:

This news release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding prospects, expectations and our revenue, gross margin, SG&A, capital expenditures and operating margin outlook. These statements involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to be materially different from any future results, performances, or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: current global financial conditions; the effect of competition in our industry; our ability to effectively manage our future growth or declines in revenues; changing consumer preferences; our ability to maintain and expand revenues and gross margin; our ability to accurately forecast consumer demand for our products; our ability to successfully implement our strategic plans; our ability to develop and sell new products; our ability to obtain and protect intellectual property rights; the effect of potential adverse currency exchange rate fluctuations and other international operating risks; and other factors described in our most recent Annual Report on Form 10-K under the heading “Risk Factors” and our subsequent filings with the Securities and Exchange Commission. Readers are encouraged to review that section and all other disclosures appearing in our filings with the Securities and Exchange Commission.

All information in this document speaks as of February 28, 2019. We do not undertake any obligation to update publicly any forward-looking statements, including, without limitation, any estimate regarding revenues, margins, or SG&A, whether as a result of the receipt of new information, future events, or otherwise.

Category:Investors

CROCS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Revenues	$215,989	$199,112	$1,088,205	$1,023,513
Cost of sales	116,167	108,745	528,051	506,292
Gross profit	99,822	90,367	560,154	517,221
Selling, general and administrative expenses	113,759	120,744	497,210	499,885
Income (loss) from operations	(13,937)	(30,377)	62,944	17,336
Foreign currency gains (losses), net	(269)	382	1,318	563
Interest income	434	294	1,281	870
Interest expense	(584)	(330)	(955)	(869)
Other income, net	340	93	569	280
Income (loss) before income taxes	(14,016)	(29,938)	65,157	18,180
Income tax expense (benefit)	(3,130)	(5,577)	14,720	7,942
Net income (loss)	(10,886)	(24,361)	50,437	10,238
Dividends on Series A convertible preferred stock (1)	(99,224)	(3,000)	(108,224)	(12,000)
Dividend equivalents on Series A convertible preferred stock related to redemption value accretion and beneficial conversion feature (1)	(8,575)	(911)	(11,429)	(3,532)
Net loss attributable to common stockholders	$(118,685)	$(28,272)	$(69,216)	$(5,294)
Net loss per common share:
Basic	$(1.72)	$(0.41)	$(1.01)	$(0.07)
Diluted	$(1.72)	$(0.41)	$(1.01)	$(0.07)
Weighted average common shares outstanding:
Basic	69,010	69,470	68,421	72,255
Diluted	69,010	69,470	68,421	72,255

Gross margin	46.2%	45.4%	51.5%	50.5%
Operating margin	(6.5)%	(15.3)%	5.8%	1.7%
Selling, general and administrative expenses as a percentage of revenues	52.7%	60.6%	45.7%	48.8%
(1) On December 5, 2018, all issued and outstanding shares of Series A Convertible Preferred Stock were repurchased in exchange for cash or converted to common stock. As a result, amounts reported for the three months and year ended December 31, 2018, include amounts resulting from the repurchase and conversion, in addition to dividends, payments to induce conversion, and accretion of dividend equivalents prior to December 5, 2018.

EARNINGS PER SHARE
(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Numerator:
Net loss attributable to common stockholders (1)	$(118,685)	$(28,272)	$(69,216)	$(5,294)
Denominator:
Weighted average common shares outstanding - basic and diluted	69,010	69,470	68,421	72,255

Net loss per common share:
Basic	$(1.72)	$(0.41)	$(1.01)	$(0.07)
Diluted	$(1.72)	$(0.41)	$(1.01)	$(0.07)
(1) Net loss attributable to common stockholders for the quarter and year ended December 31, 2018 reflects the repurchase and conversion of Series A Convertible Preferred Stock.

CROCS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and par value amounts)

	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$123,367	$172,128
Accounts receivable, net of allowances of $20,477 and $31,389, respectively	97,627	83,518
Inventories	124,491	130,347
Income taxes receivable	3,041	3,652
Other receivables	7,703	10,664
Restricted cash - current	1,946	2,144
Prepaid expenses and other assets	22,123	22,596
Total current assets	380,298	425,049
Property and equipment, net	22,211	35,032
Intangible assets, net	45,690	56,427
Goodwill	1,614	1,688
Deferred tax assets, net	8,663	10,174
Restricted cash	2,217	2,783
Other assets	8,208	12,542
Total assets	$468,901	$543,695

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$77,231	$66,381
Accrued expenses and other liabilities	102,171	84,460
Income taxes payable	5,089	5,515
Current portion of borrowings	—	662
Total current liabilities	184,491	157,018
Long-term income taxes payable	4,656	6,081
Long-term borrowings	120,000	—
Other liabilities	9,446	12,298
Total liabilities	318,593	175,397
Commitments and contingencies:
Series A convertible preferred stock, 0.0 million and 0.2 million shares outstanding, liquidation preference $0 million and $203 million, respectively	—	182,433
Stockholders’ equity:
Preferred stock, par value $0.001 per share, none outstanding	—	—
Common stock, par value $0.001 per share, 103.0 million and 94.8 million issued, 73.3 million and 68.8 million shares outstanding, respectively	103	95
Treasury stock, at cost, 29.7 million and 26.0 million shares, respectively	(397,491)	(334,312)
Additional paid-in capital	481,133	373,045
Retained earnings	121,215	190,431
Accumulated other comprehensive loss	(54,652)	(43,394)
Total stockholders’ equity	150,308	185,865
Total liabilities and stockholders’ equity	$468,901	$543,695

CROCS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2018	2017
Cash flows from operating activities:
Net income	$50,437	$10,238
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	29,250	33,130
Unrealized foreign currency (gain) loss, net	(1,455)	1,025
(Gain) loss on disposals of assets	5,019	(842)
Share-based compensation	13,105	9,773
Asset impairments	2,182	5,284
Provision (recovery) for doubtful accounts, net	711	(589)
Deferred taxes	959	(3,093)
Other non-cash items	1,994	(1,564)
Changes in operating assets and liabilities:
Accounts receivable, net of allowances	(24,623)	620
Inventories	(1,987)	23,319
Prepaid expenses and other assets	9,703	18,907
Accounts payable	12,953	(2,714)
Accrued expenses and other liabilities	18,065	5,489
Income taxes	(2,151)	(719)
Cash provided by operating activities	114,162	98,264
Cash flows from investing activities:
Purchases of property, equipment, and software	(11,979)	(13,117)
Proceeds from disposal of property and equipment	1,856	1,579
Other	13	—
Cash used in investing activities	(10,110)	(11,538)
Cash flows from financing activities:
Proceeds from borrowings	120,000	5,500
Repayments of borrowings	(662)	(8,611)
Series A preferred stock repurchase	(183,724)	—
Dividends — Series A convertible preferred stock (1)	(21,015)	(12,000)
Repurchases of common stock	(63,131)	(50,000)
Other	(270)	(259)
Cash used in financing activities	(148,802)	(65,370)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(4,775)	3,053
Net change in cash, cash equivalents, and restricted cash	(49,525)	24,409
Cash, cash equivalents, and restricted cash—beginning of year	177,055	152,646
Cash, cash equivalents, and restricted cash—end of year	$127,530	$177,055

Cash paid for interest	$462	$434
Cash paid for income taxes	18,633	13,208
(1) Represents Series A Convertible Preferred Stock cash dividends declared and paid of $9.0 million and $12.0 million paid to induce conversion for the year ended December 31, 2018.

CROCS, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES

In addition to financial measures presented on the basis of accounting principles generally accepted in the United States of America (“GAAP”), we present “Non-GAAP cost of sales”, “Non-GAAP gross margin”, “Non-GAAP selling, general, and administrative expenses”, “Non-GAAP net income (loss) attributable to common stockholders”, “Non-GAAP weighted average common shares outstanding - basic and diluted”, and “Non-GAAP basic and diluted net income (loss) per common share”, which are non-GAAP financial measures. Non-GAAP results exclude the impact of items that management believes affect the comparability or underlying business trends in our consolidated financial statements in the periods presented.

We also present certain information related to our current period results of operations through “constant currency,” which is a non-GAAP financial measure and should be viewed as a supplement to our results of operations and presentation of reportable segments under GAAP. Constant currency represents current period results that have been retranslated using exchange rates used in the prior year comparative period to enhance the visibility of the underlying business trends excluding the impact of foreign currency exchange rate fluctuations.

Management uses non-GAAP results to assist in comparing business trends from period to period on a consistent basis in communications with the board of directors, stockholders, analysts, and investors concerning our financial performance. We believe that these non-GAAP measures are useful to investors and other users of our consolidated financial statements as an additional tool for evaluating operating performance and trends. For the three months and year ended December 31, 2018, management believes it is helpful to evaluate our results excluding the impacts of the Series A Preferred Stock transaction and higher than usual amount of non-recurring charges. Investors should not consider these non-GAAP measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

CROCS, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES

Non-GAAP selling, general and administrative expenses reconciliation:

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
	(in thousands)
GAAP revenues	$215,989	$199,112	$1,088,205	$1,023,513

GAAP selling, general and administrative expenses (5)	$113,759	$120,744	$497,210	$499,885
Closure of manufacturing and distribution facilities (1)	(741)	—	(13,712)	—
SG&A reduction plan expenses (2)	(2,509)	(3,152)	(6,082)	(9,872)
Accelerated depreciation of assets (3)	(1,306)	—	(1,306)	—
Discontinued project (4)	—	(6,254)	—	(6,254)
Other	—	—	—	(863)
Total adjustments	(4,556)	(9,406)	(21,100)	(16,989)
Non-GAAP selling, general and administrative expenses	$109,203	$111,338	$476,110	$482,896

GAAP selling, general and administrative expenses as a percent of revenues	52.7%	60.6%	45.7%	48.8%
Non-GAAP selling, general and administrative expenses as a percent of revenues	50.6%	55.9%	43.8%	47.2%
(1) Represents non-recurring expenses associated with the 2018 closures of Mexico and Italy manufacturing and distribution facilities.
(2) Represents non-recurring expenses associated with our SG&A reduction plan.
(3) Represents non-recurring expenses related to the relocation of the Crocs corporate headquarters planned for March 2020.
(4) Represents a non-recurring write-off charge and contract termination fee related to a discontinued project.
(5) Non-GAAP selling, general and administrative expenses are presented gross of tax. The estimated tax impacts of these adjustments are non-GAAP benefits to net income as follows: $0.9 million for the three months ended December 31, 2018; $1.9 million for the three months ended December 31, 2017; $1.7 million for the year ended December 31, 2018; $5.6 million for the year ended December 31, 2017.

Non-GAAP income (loss) from operations and operating margin reconciliation:

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
	(in thousands)
GAAP income (loss) from operations	$(13,937)	$(30,377)	$62,944	$17,336
Non-GAAP selling, general and administrative expenses adjustments (1)	4,556	9,406	21,100	16,989
Non-GAAP income (loss) from operations	$(9,381)	$(20,971)	$84,044	$34,325

GAAP operating margin	(6.5)%	(15.3)%	5.8%	1.7%
Non-GAAP operating margin	(4.3)%	(10.5)%	7.7%	3.4%
(1) See 'Non-GAAP selling, general and administrative expenses reconciliation' above for more details.

Non-GAAP earnings per share reconciliation: (1)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
	(in thousands, except per share data)
Numerator:
GAAP net loss attributable to common stockholders	$(118,685)	$(28,272)	$(69,216)	$(5,294)
Preferred share dividends and dividend equivalents (2)	107,799	—	119,653	—
Non-GAAP selling, general and administrative expenses adjustments (3)	4,556	9,406	21,100	16,989
Pro forma interest (4)	(1,407)	—	(5,628)	—
Non-GAAP adjustment for participation of Series A Preferred Shares in non-GAAP net income (5)	—	—	—	(1,874)
Non-GAAP net income (loss) attributable to common stockholders	$(7,737)	$(18,866)	$65,909	$9,821
Denominator:
GAAP weighted average common shares outstanding - basic and diluted	69,010	69,470	68,421	72,255
Non-GAAP weighted average converted common shares outstanding adjustment (6)	4,723	—	6,349	—
Non-GAAP weighted average common shares outstanding - basic (7)	73,733	69,470	74,770	72,255
Plus: dilutive effect of stock options and unvested restricted stock units (8)	2,172	—	1,936	1,286
Non-GAAP weighted average common shares outstanding - diluted (9)	75,905	69,470	76,706	73,541

GAAP net loss per common share:
Basic	$(1.72)	$(0.41)	$(1.01)	$(0.07)
Diluted	$(1.72)	$(0.41)	$(1.01)	$(0.07)

Non-GAAP net income (loss) per common share:
Basic (10)	$(0.10)	$(0.27)	$0.88	$0.14
Diluted (11)	$(0.10)	$(0.27)	$0.86	$0.13
(1) Non-GAAP earnings per share calculation for the three months and year ended December 31, 2018 assumes the repurchase and conversion of the Series A Convertible Preferred Stock occurred on December 31, 2017 ("the Conversion").
(2) Adjustment adds back dividends and dividend equivalents paid to Blackstone on a quarterly basis or in connection with the Conversion in calculating non-GAAP net income attributable to common stockholders for the three months and year ended December 31, 2018.
(3) See 'Non-GAAP selling, general and administrative expenses reconciliation' above for more information.
(4) Pro forma interest for the three months and year ended December 31, 2018 assumes borrowings of $120.0 million on were outstanding for all of 2018 at a rate of 4.69% to partially finance the Conversion. Calculation assumes no repayments and no financing fees.
(5) Adjustment reflects the Series A Convertible Preferred Stock participation in net income that occurs once the non-GAAP selling, general and administrative expense adjustments for 2017 result in a non-GAAP net income position for that year.
(6) Adjustment represents the incremental increase in weighted average common shares outstanding for the three months and year ended December 31, 2018 resulting from the Conversion.
(7) Non-GAAP weighted average common shares outstanding - basic for the three months and year ended December 31, 2018 assumes the Conversion.
(8) Adjustments reflect the dilutive impact of stock options and unvested restricted stock units that occurs once the adjustments for preferred share dividends and dividend equivalents and non-GAAP selling, general and administrative expenses for 2018 result in non-GAAP net income positions for the three months and year ended December 31, 2018 and the non-GAAP selling, general and administrative expense adjustment for 2017 results in a non-GAAP net income position the year ended December 31, 2017.
(9) Non-GAAP weighted average common shares outstanding - diluted for the three months and year ended December 31, 2018 assumes the Conversion.
(10) Non-GAAP net income per common share - basic for the three months and year ended December 31, 2018 assumes the Conversion.
(11) Non-GAAP net income per common share - diluted for the three months and year ended December 31, 2018 assumes the Conversion.

CROCS, INC. AND SUBSIDIARIES
REVENUES BY CHANNEL

	Three Months Ended December 31,		Year Ended December 31,		% Change		Constant Currency % Change (1)
	2018	2017	2018	2017	Q4 '18-'17	2018-2017	Q4 '18-'17	2018-2017
	($ in thousands)
Wholesale:
Americas	$45,320	$41,367	$216,797	$211,342	9.6%	2.6%	14.1%	4.6%
Asia Pacific	30,958	29,454	203,110	184,995	5.1%	9.8%	9.4%	7.9%
EMEA	24,842	21,977	154,992	138,909	13.0%	11.6%	17.7%	6.0%
Other businesses	1,012	325	3,145	870	211.4%	261.5%	217.5%	261.8%
Total wholesale	102,132	93,123	578,044	536,116	9.7%	7.8%	14.2%	6.5%
Retail:
Americas	48,249	42,558	204,806	188,367	13.4%	8.7%	13.5%	8.8%
Asia Pacific	15,905	18,410	87,264	106,041	(13.6)%	(17.7)%	(11.6)%	(19.4)%
EMEA	5,757	8,074	35,358	43,825	(28.7)%	(19.3)%	(23.4)%	(19.4)%
Total retail	69,911	69,042	327,428	338,233	1.3%	(3.2)%	2.5%	(3.7)%
E-commerce:
Americas	28,074	21,885	98,589	80,437	28.3%	22.6%	28.6%	22.6%
Asia Pacific	9,090	9,553	54,224	45,036	(4.8)%	20.4%	(2.3)%	17.0%
EMEA	6,782	5,509	29,920	23,691	23.1%	26.3%	28.3%	22.5%
Total e-commerce	43,946	36,947	182,733	149,164	18.9%	22.5%	20.6%	20.9%
Total revenues	$215,989	$199,112	$1,088,205	$1,023,513	8.5%	6.3%	11.3%	5.2%
(1) Reflects year over year change as if the current period results were in constant currency, which is a non-GAAP financial measure. See “Reconciliation of GAAP Measures to Non-GAAP Measures” on page 9 for more information.

CROCS, INC. AND SUBSIDIARIES
RETAIL STORE COUNTS

	September 30, 2018	Opened	Closed/Transferred	December 31, 2018
Type:
Outlet stores	199	—	4	195
Retail stores	121	—	1	120
Kiosk/store-in-store	69	—	1	68
Total	199	—	4	195
Operating segment:
Americas	169	—	1	168
Asia Pacific	155	—	2	153
EMEA	65	—	3	62
Total	389	—	6	383

	December 31, 2017	Opened	Closed/Transferred	December 31, 2018
Type:
Outlet stores	215	3	23	195
Retail stores	161	1	42	120
Kiosk/store-in-store	71	—	3	68
Total	447	4	68	383
Operating segment:
Americas	175	1	8	168
Asia Pacific	186	3	36	153
EMEA	86	—	24	62
Total	447	4	68	383

CROCS, INC. AND SUBSIDIARIES
COMPARABLE RETAIL STORE SALES AND DIRECT TO CONSUMER COMPARABLE STORE SALES

	Constant Currency (1)
	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Comparable retail store sales: (2)
Americas	17.3%	7.0%	14.0%	1.3%
Asia Pacific	6.2%	(2.9)%	4.0%	(2.0)%
EMEA	4.7%	1.7%	10.1%	(1.4)%
Global	13.4%	3.7%	10.8%	—%

	Constant Currency (1)
	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Direct-to-consumer comparable store sales (includes retail and e-commerce): (2)
Americas	21.2%	8.9%	16.7%	3.9%
Asia Pacific	2.7%	(1.3)%	8.8%	6.5%
EMEA	16.1%	10.5%	15.6%	4.0%
Global	16.0%	6.2%	14.3%	4.7%
(1)  Reflects period over period change as if the current period results were in constant currency, which is a non-GAAP financial measure. See “Reconciliation of GAAP to Non-GAAP Measures” on page 9 for more information.
(2)  Comparable store status is determined on a monthly basis. Comparable store sales include the revenues of stores that have been in operation for more than twelve months. Stores in which selling square footage has changed more than 15% as a result of a remodel, expansion, or reduction are excluded until the thirteenth month in which they have comparable prior year sales. Temporarily closed stores are excluded from the comparable store sales calculation during the month of closure. Location closures in excess of three months are excluded until the thirteenth month post re-opening. E-commerce revenues are based on same site sales period over period.